Exhibit 99.1

NEWS RELEASE for November 5, 2008
BIOLASE REPORTS THIRD QUARTER, NINE-MONTH RESULTS
IRVINE, CA (November 5, 2008) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today highlighted year-over-year revenue growth in operating results for its third quarter and nine months ended September 30, 2008 of 19.3 percent and 15.1 percent, respectively.
Net revenue for this year’s third quarter and first nine months was $15.3 million and $53.0 million, respectively, up from $12.8 million and $46.0 million in the respective prior year periods. The increase was driven by orders for the new Waterlase® C100.
Gross margin as a percentage of net revenue for this year’s third quarter and first nine months decreased to 49 percent and 51 percent, respectively, as compared with 51 percent and 54 percent of net revenue for the third quarter and first nine months of 2007. Demonstration unit discounts for certain Waterlase C100 orders drove most of the percentage decrease in the third quarter. Gross profit dollars for the third quarter and first nine months of 2008 increased $0.9 million and $2.5 million, driven up by higher revenues.
Operating expenses in this year’s third quarter and first nine months were $11.3 million and $31.2 million compared to operating expenses of $10.2 million and $31.1 million in the respective prior year periods. Third quarter operating expenses included a $1.2 million charge for the October legal settlement with Diodem and the associated legal fees in that quarter plus approximately $0.5 million of additional expenses to launch several new initiatives. These initiatives included the new sales process and CRM program, new market messaging and materials, the Waterlase C100, and several customer service programs, including refresher training.
Other income in this year’s third quarter included a loss on foreign currency of $637,000 compared to a loss of $34,000 in the same period of 2007. Other income in the first nine months included a gain on foreign currency of $204,000 compared to a gain of $34,000 for the year-earlier period. The foreign currency fluctuations were driven by inter-company payables from the foreign subsidiaries to Biolase. In mid-October, Biolase restructured these payables into capital contributions, which is expected to significantly reduce future foreign currency gains and losses reflected in other income.
Net loss for the third quarter of 2008 was $4.5 million, or $0.19 loss per share, compared with a net loss of $3.5 million, or $0.15 loss per share, in the same period of 2007. Third quarter income improvements of approximately $1.3 million were offset by about $2.3 million in total costs and charges for the Diodem settlement, currency losses and new initiatives discussed above. For this year’s first nine months, net loss was $3.8 million, or $0.16 loss per share, compared with a net loss of $6.1 million, or $0.26 loss per share in the first nine months of 2007.

BIOLASE Chief Executive Officer Jake St. Philip said, “Year-over-year sales growth of close to twenty percent in the third quarter demonstrated continued progress as we focus on improving execution at every level of the Company and implementing companywide changes. A key cross-functional execution success of the quarter was the on-time launch of the Waterlase C100. While the Waterlase C100 was just introduced to the dental marketplace, the initial distributor orders for the Waterlase C100 significantly drove the quarter’s growth.
“We continue to make the fundamental changes necessary to further establish our BIOLASE brands and extend our vision of Waterlase Dentistry to over 750,000 dentists around the globe. While we may yet experience sequential and year-over-year quarterly variations in results in the short term, especially in light of the current economic climate, we remain focused on improving our operations and establishing the right set of fundamentals to deliver long-term success.”
During the third quarter and to date the Company continued to push forward on new corporate initiatives. In addition to the launch of the Waterlase C100, some of the steps and milestones that were recently achieved include:
•	The launch of a new sales process and CRM program at the start of the quarter;

•	A further strengthening of our partnership with Henry Schein, whose financing arm has helped shield its customers during these recent economic upheavals;

•	The awarding of new patents covering consumable laser tips and core laser technology, as well as our first Japanese patent;

•	The launching of our new Waterlase Dentistry marketing messaging program at the ADA in October; with the objectives of marketing a total solution, not just technology, and solidifying our category leadership;

•	The formalization of a Luminary Advisory Board and Training Group and the launch of a new training website in October;

•	Ongoing cost management and the reallocation of resources to efforts that drive sales.
St. Philip said, “Internationally, we spent a substantial amount of time abroad assessing our operational effectiveness and efficiency. As a result of those efforts we placed one of our sales and marketing veterans at the head of that organization, and we will continue to roll out a number of other positive changes over the next few quarters.”
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the third quarter and first nine months ended September 30, 2008 and to answer questions. Slides will be used during this call. Directions for accessing the slides can be found below.

Phone Participation
To listen to the conference call live via telephone, please dial 1-800-762-8908 from the U.S. or, for international callers, please dial +1-480-629-9041, approximately 10 minutes before the start time. In order to access the slides that will be used on the call, click on the link provided on the Investors section of the BIOLASE website at www.biolase.com to listen to the event, register and select the “No Audio, Slides Only” option.
Webcast Participation
To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software.
Replay
An audio archive of the webcast will be available for one year on the Investors section of the BIOLASE website.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: David M. Mulder, Chief Financial Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.
- TABLE FOLLOWS –

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Products and services revenue	$14,418	$11,910	$50,250	$43,158
License fees and royalty revenue	868	902	2,740	2,891

Net revenue	15,286	12,812	52,990	46,049
Cost of revenue	7,755	6,228	25,770	21,318

Gross profit	7,531	6,584	27,220	24,731

Operating expenses:
Sales and marketing	5,615	6,292	16,272	19,619
General and administrative	3,165	2,602	9,640	7,781
Engineering and development	1,313	1,279	4,045	3,686
Legal settlement and fees	1,232	—	1,232	—

Total operating expenses	11,325	10,173	31,189	31,086

Loss from operations	(3,794)	(3,589)	(3,969)	(6,355)

(Loss) gain on foreign currency transactions	(637)	(34)	204	34
Interest income	26	156	110	434
Interest expense	(35)	(3)	(95)	(26)

Non-operating income, net	(646)	119	219	442

Loss before income tax provision	(4,440)	(3,470)	(3,750)	(5,913)
Income tax provision	50	38	92	219

Net loss	$(4,490)	$(3,508)	$(3,842)	$(6,132)

Net loss per share:
Basic	$(0.19)	$(0.15)	$(0.16)	$(0.26)

Diluted	$(0.19)	$(0.15)	$(0.16)	$(0.26)

Shares used in the calculation of net loss per share:
Basic	24,244	23,887	24,155	23,840

Diluted	24,244	23,887	24,155	23,840

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$15,485	$14,566
Accounts receivable, less allowance of $526 and $1,033 in 2008 and 2007, respectively	4,792	11,266
Inventory, net	11,856	7,627
Prepaid expenses and other current assets	912	2,317

Total current assets	33,045	35,776
Property, plant and equipment, net	3,667	4,040
Intangible assets, net	930	1,208
Goodwill	2,926	2,926
Deferred tax asset	68	50
Other assets	307	308

Total assets	$40,943	$44,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$4,410	$3,552
Accounts payable	8,302	6,151
Accrued liabilities	7,759	9,431
Deferred revenue, current portion	3,578	5,649

Total current liabilities	24,049	24,783
Deferred tax liabilities	397	342
Deferred revenue, long-term	1,688	2,236
Other liabilities, long-term	329	456

Total liabilities	26,463	27,817

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,208 and 25,967 shares issued and 24,244 and 24,003 shares outstanding in 2008 and 2007, respectively	27	26
Additional paid-in capital	115,281	113,430
Accumulated other comprehensive gain	34	54
Accumulated deficit	(84,463)	(80,620)

	30,879	32,890
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	14,480	16,491

Total liabilities and stockholders’ equity	$40,943	$44,308

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